UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

CH ENERGY GROUP, INC.
(Exact name of Registrants as specified in its charter)

Commission File Number	Registrant, State of Incorporation Address and Telephone Number	IRS Employer Identification No.

0-30512	CH Energy Group, Inc.	14-1804460
(Incorporated in New York)
284 South Avenue
Poughkeepsie, NY 12601-4839
(845) 452-2000

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                 Submission of Matters to a Vote of Security Holders

On April 24, 2012, CH Energy Group held its Annual Meeting of Shareholders at CH Energy Group's offices in Poughkeepsie, New York.

As of the record date, March 1, 2012, there were 14,909,368 shares of Common Stock of CH Energy Group that were eligible to be voted at the meeting.  At the meeting, 12,276,945 shares, or approximately 82.34% of all outstanding shares of Common Stock, were present either in person or by proxy.  Three matters were voted upon at the meeting, with the Board recommending a vote "FOR" in connection with matters 1, 2, and 3.

The first matter, Proposal No. 1, was the election of nine directors to the Board of Directors, each to serve a one-year term expiring at the Annual Meeting of Shareholders in 2013.  The nine nominees proposed by the Board were elected.

The second matter, Proposal No. 2, was a proposal for an advisory vote on named executive officer compensation.  The proposal was approved.

The third matter, Proposal No. 3, was a proposal to ratify the appointment of PricewaterhouseCoopers LLP as CH Energy Group’s independent public accounting firm for 2012.  The appointment was ratified.

The table below shows the final voting results from the Annual Meeting of Shareholders.

Proposal No. 1 – Election of Directors	Shares For	Shares Withheld	Broker Non-Votes
Margarita K. Dilley	9,507,274	274,290	2,495,381
Steven M. Fetter	9,460,064	321,500	2,495,381
Stanley J. Grubel	9,253,419	528,145	2,495,381
Manuel J. Iraola	9,355,053	426,511	2,495,381
E. Michel Kruse	9,466,564	315,000	2,495,381
Steven V. Lant	9,400,303	381,261	2,495,381
Edward T. Tokar	9,380,004	401,560	2,495,381
Jeffrey D. Tranen	9,517,101	264,463	2,495,381
Ernest R. Verebelyi	9,355,579	425,985	2,495,381

Proposal No. 2 – Advisory Vote on Named Executive Officer Compensation	Shares For	Shares Against	Shares Abstained	Broker Non-Votes
	8,224,073	789,824	767,658	2,495,390

Proposal No. 3 – Ratification of Appointment of PricewaterhouseCoopers LLP	Shares For	Shares Against	Shares Abstained	Broker Non-Votes
	11,996,161	173,090	107,694	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CH ENERGY GROUP, INC.

Date: April 24, 2012	By:	/s/ Kimberly J. Wright
Kimberly J. Wright
Vice President – Accounting and Controller